Exhibit 10.2

UTSTARCOM, INC.

May 3, 2010

Re:          Kenneth Luk Resignation

Dear Mr. Luk:

This letter confirms our agreement that you are hereby voluntarily resigning effective as of the date immediately following the filing by UTStarcom, Inc. (the “Company”), with the United States Securities and Exchange Commission of its quarterly report on Form 10-Q for the quarterly period ended March 31, 2010, (the “Effective Date”) from all of your service positions with the Company including, but not limited to: Senior Vice President, Chief Financial Officer, and employee.

You acknowledge and understand that your voluntary resignation is neither a termination without Cause (as defined in the Company’s Amended and Restated Executive Involuntary Termination Severance Pay Plan (the “Plan”) and as referenced in your offer letter with the Company dated November 15, 2009 (the “Offer Letter”)) nor a termination for Good Reason (as defined in the Plan and referenced in the Offer Letter).

However, in consideration of your execution, on or following the Effective Date and on or prior to June 30, 2010, of the attached separation agreement and release (the “Separation Agreement”), without revocation, and subject to your continued employment, full business efforts and fulfillment of your duties to the Company through the Effective Date, including assisting with, and signing all required certifications related to, the Company’s filing of the Form 10-Q for the quarterly period ended March 31, 2010, the Company agrees to provide you the following severance: (i) a lump-sum cash severance payment of $91,500 plus the prorated amount of your base salary from the Effective Date through June 17, 2010, less applicable tax withholding; (ii) your retention of the sign-on bonus that you otherwise would have been required to reimburse in full to the Company pursuant to the terms of the Offer Letter; and (iii) accelerated vesting of 50,000 shares of your initial restricted stock award covering shares of the Company’s common stock, each as further described in the Separation Agreement.  You acknowledge that you are not entitled to any other benefits from the Company as a result of your resignation other than the foregoing consideration and your accrued but unused annual leave (if any) as required by applicable law and any accrued but unpaid base salary as of the Effective Date.

AGREED AND ACCEPTED:

UTStarcom, Inc.

/s/ PETER BLACKMORE	/s/ KENNETH LUK
Peter Blackmore	Kenneth Luk
Chief Executive Officer and President